 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
NaturalShrimp Incorporated

We hereby consent to the use in this Registration Statement on Form S-1 of NaturalShrimp Incorporated of our report dated June 28, 2019, related to the consolidated financial statements of NaturalShrimp Incorporated appearing in the Annual Report on Form 10-K of NaturalShrimp Incorporated for the years ended March 31, 2019 and 2018 included in the Prospectus, which is a part of this Registration Statement. Our report on the consolidated financial statements includes an explanatory paragraph expressing substantial doubt regarding NaturalShrimp Incorporated’s ability to continue as a going concern. We also consent to the reference to our firm under the caption ‘Experts’ in the Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
October 8, 2019